Filed Pursuant to Rule 424(b)(7)
Registration File No. 333-194517

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 20, 2014

2,000,000 Shares

William Lyon Homes

Class A Common Stock

The selling stockholder is selling 2,000,000 shares of Class A Common Stock, par value $0.01 per share. We will not receive any proceeds from the sale of shares of Class A Common Stock to be offered by the selling stockholder.

Our Class A Common Stock trades on the New York Stock Exchange, or the NYSE, under the symbol “WLH.” On August 12, 2015, the last sale price of our Class A Common Stock on the NYSE was $24.94 per share.

Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and page 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference.

The underwriter has agreed to purchase the shares of Class A Common Stock from the selling stockholder at a price of $23.75 per share, which will result in $47.5 million of proceeds to the selling stockholder.

The underwriter proposes to offer the shares of Class A Common Stock from time to time for sale in one or more transactions on the NYSE, in the over-the counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

Delivery of the shares of Class A Common Stock will be made on or about August 19, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is August 13, 2015.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our Class A Common Stock and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated March 20, 2014, which gives more information about us. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document will control. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may file and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on the other dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not take any responsibility for, and cannot provide any assurance as to, the reliability of any other information that others may give you.

Neither we, the selling stockholder nor the underwriter is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of Class A Common Stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may file together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should not assume that the information contained in or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read that registration statement, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety, including all amendments, exhibits, schedules and amendments thereto.

Unless the context indicates otherwise, as used in this prospectus supplement, references to the “Company,” “we,” “us,” and “our,” and similar expressions, refer to William Lyon Homes, a Delaware corporation, and its subsidiaries. In addition, “Parent” refers to William Lyon Homes, “California Lyon” refers to William Lyon Homes, Inc., a California corporation and wholly owned subsidiary of Parent, and “Polygon Northwest” refers to the former residential homebuilding operations of PNW Home Builders, L.L.C., which we acquired in August of 2014 and which now operates as our Washington and Oregon divisions.

You should rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with

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information different from that incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. The information incorporated by reference and contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as applicable, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, any accompanying prospectus and the documents that we incorporate by reference in each contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). Also, documents we subsequently file with the Securities and Exchange Commission, or the SEC, and incorporate by reference will contain forward-looking statements.

Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “hopes”, and similar expressions constitute forward-looking statements. Such statements may include, but are not limited to, information related to: anticipated operating results; home deliveries; financial resources and condition; changes in revenues; anticipated benefits to be realized from the acquisition of Polygon Northwest; market and industry trends; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues; selling, general and administrative expenses; interest expense; inventory write-downs; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; community count; joint ventures in which we are involved; the ability to acquire land and pursue real estate opportunities; the ability to gain approvals and open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities; and legal proceedings and claims. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, the Company, economic and market factors and the homebuilding industry.

Our past performance or past or present economic conditions in our housing markets are not indicative of future performance or conditions. Investors are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws. Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to:

•	our ability to integrate successfully the operations of Polygon Northwest with our existing operations and to realize the anticipated benefits from such acquisition;

•	worsening in general economic conditions either internationally, nationally or in regions in which we operate;

•	worsening in markets for residential housing;

•	decline in real estate values resulting in impairment of our real estate assets;

•	changes in mortgage and other interest rates;

•	conditions in the capital, credit and financial markets, including mortgage lending standards and the availability of mortgage financing;

•	volatility in the banking industry and credit markets;

•	the timing of receipt of regulatory approvals and the opening of projects;

•	the Company’s inability to develop its communities successfully and in a timely manner;

•	the Company’s geographic concentration in the Western U.S. region;

•	whether an ownership change occurred that could, under certain circumstances, have resulted in the limitation of our ability to offset prior years’ taxable income with net operating losses;

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•	changes in generally accepted accounting principles or interpretations of those principles;

•	changes in prices of homebuilding materials;

•	the availability of labor and homebuilding materials;

•	adverse weather conditions, including the continuing drought in California;

•	competition for home sales from other sellers of new and resale homes;

•	cancellations and our ability to realize our backlog;

•	building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which we operate;

•	the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements;

•	changes in governmental laws and regulations;

•	inability to comply with financial and other covenants under our debt instruments;

•	whether we are able to refinance the outstanding balances of our debt obligations at their maturity;

•	anticipated tax refunds;

•	limitations on our ability to utilize our tax attributes;

•	limitations on our ability to reverse any remaining portion of our valuation allowance with respect to our deferred tax assets;

•	terrorism or other hostilities involving the United States;

•	the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage;

•	the availability and cost of land for future development; and

•	other factors set forth under “Risk Factors” included herein, as well as those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” in each case in our annual report on Form 10-K for the year ended December 31, 2014 and in subsequent filings with the SEC, incorporated by reference in this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about our business and this offering and highlights selected information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the shares of Class A Common Stock offered hereby. For a more complete understanding of our business and this offering, you should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus carefully, including the risks of investing in our Class A Common Stock discussed under “Risk Factors,” the consolidated financial statements and notes and other information included elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus before making an investment decision.

Our Company

We are one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, we are primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Our core markets currently include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Seattle and Portland. We have a distinguished legacy of more than 59 years of homebuilding operations, over which time we have sold in excess of 94,000 homes. Our markets are characterized by attractive long-term housing fundamentals. We hold leading market share positions in most of our markets and have a significant land supply.

We have significant expertise in understanding the needs of our homebuyers and designing our product offerings to meet those needs. This allows us to maximize the return on our land investments by tailoring our home offerings to meet the buyer demands in each of our markets. We build and sell across a diverse range of product lines at a variety of price points with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. We are committed to achieving the highest standards in design, quality and customer satisfaction and have received numerous industry awards and commendations throughout our operating history in recognition of our achievements.

For the six months ended June 30, 2015, we had revenues from homes sales of $437.5 million, a 42% increase from $308.5 million for the six months ended June 30, 2014, which includes results from all reportable operating segments. We had net new home orders of 1,431 homes in the six months ended June 30, 2015, an 82% increase from 788 in the six months ended June 30, 2014. As of June 30, 2015, we had a total of 17,386 lots owned or controlled and were selling homes out of 71 active selling communities. As of June 30, 2015, we had a consolidated backlog of 968 homes sold but not closed, with an associated sales value of $471.5 million, representing a 78% increase in units, and a 55% increase in dollar value, as compared to the backlog at June 30, 2014.

We believe that the attractive fundamentals in our markets, our leading market share positions, our long-standing relationships with land developers, our significant land supply and our focus on providing the best possible customer experience position us to capitalize on meaningful growth as the U.S. housing market continues to improve.

General Corporate Information and History

The Company’s principal executive offices are located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 and our telephone number is (949) 833-3600. The Company’s website address is www.lyonhomes.com. Information contained on the Company’s website is not a part of this prospectus supplement and the inclusion of the website address in this prospectus supplement is an inactive textual reference only.

THE OFFERING

Issuer	William Lyon Homes

Common stock offered by the selling stockholder	2,000,000 shares of Class A Common Stock

Class A Common Stock outstanding immediately after this offering	27,641,834 shares(1)

Class B Common Stock outstanding immediately after this offering	3,813,884 shares(2)

Use of proceeds	We will not receive any of the proceeds from the sale of shares of Class A Common Stock by the selling stockholder in this offering.

Voting Rights	Our common stock consists of two classes: Class A Common Stock and Class B Common Stock. Purchasers in this offering will acquire Class A Common Stock. Class A Common Stock and Class B Common Stock are identical except with respect to certain voting, conversion and preemptive rights. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to five votes per share, on all matters to be voted on by our common stockholders. Shares of Class A and Class B Common Stock vote together as a single class on all matters submitted to a vote of stockholders. See “Description of Capital Stock—Common Stock.”

New York Stock Exchange Symbol	WLH

Risk factors	See “Risk Factors” beginning on page S-5 of this prospectus supplement and beginning on page 15 of our annual report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1)	The number of shares of Class A Common Stock to be outstanding immediately after this offering is based on 27,641,834 shares outstanding as of June 30, 2015, and assumes no exercise of outstanding stock options or vesting of shares of restricted stock after that date. Unless we indicate otherwise, all information in this prospectus supplement excludes:

•	611,313 shares of Class A Common Stock issuable upon exercise of outstanding stock options, of which 371,313 were vested as of June 30, 2015;

•	1,607,472 additional shares of Class A Common Stock that are reserved for issuance under our incentive award plan; and

•	any shares of Class A Common Stock issuable upon the settlement of the purchase contracts comprising a portion of our 6.50% tangible equity units.

(2)	The number of shares of Class B Common Stock to be outstanding immediately after this offering excludes a warrant to purchase 1,907,550 additional shares of Class B Common Stock, held by the current holder of all outstanding shares of the Class B Common Stock.

SUMMARY FINANCIAL DATA

The following table sets forth certain of the Company’s historical financial and other data which includes the results of Polygon Northwest from the acquisition date of August 12, 2014, as our Washington and Oregon reporting segments. The summary historical consolidated statement of operations data, other financial data and operating data for the years ended December 31, 2014 and 2013, and the balance sheet data as of December 31, 2014 and 2013, have been derived from the Company’s audited consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. The summary historical consolidated statement of operations data, other financial data and operating data for the six months ended June 30, 2015 and 2014, and balance sheet data as of June 30, 2015, have been derived from our unaudited financial statements and the related notes incorporated by reference in this prospectus supplement. The summary historical consolidated financial data set forth below are not necessarily indicative of the results of future operations.

The following information is a summary only and should be read together with our consolidated financial statements and the related notes incorporated herein by reference. See “Where You Can Find More Information.”

($ in thousands except per share data)	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013
Statement of Operations Data
Revenues
Home sales	$437,455	$308,456	$857,025	$521,310
Lots, land and other sales	—	1,711	1,926	18,692
Construction services	14,408	19,593	37,728	32,533

Total revenues	451,863	329,760	896,679	572,535
Operating income	30,257	36,401	76,425	55,857
Income before reorganization items and (provision) benefit from income taxes	31,680	36,874	78,323	53,765
Reorganization items, net(1)	—	—	—	(464)
(Provision) benefit for income taxes	(10,824)	(10,780)	(23,797)	82,302
Net income	20,856	26,094	54,526	135,603
Net income available to common stockholders	$18,959	$20,982	$44,625	$127,604
Income per common share:
Basic	$0.52	$0.67	$1.41	$5.16
Diluted	$0.50	$0.64	$1.34	4.95
Weighted average common shares outstanding:
Basic	36,514,962	31,159,422	31,753,110	24,736,841
Diluted	37,876,696	32,669,560	33,236,343	25,796,197
Other Financial Data:
Adjusted homebuilding gross margin(2)	$110,958	$84,750	$215,983	$154,582
Adjusted homebuilding gross margin percentage(2)	25.4%	27.5%	25.2%	29.7%
Adjusted EBITDA(3)	$61,778	$47,111	$122,696	$95,793
Adjusted EBITDA margin percentage(4)	13.7%	14.3%	13.7%	16.7%
Operating Data (including consolidated joint ventures) (unaudited):
Number of net new home orders	1,431	788	1,677	1,322
Number of homes closed	941	612	1,753	1,360
Average sales price of homes closed	$465	$504	$489	$383
Cancellation rate	17%	13%	18%	17%
Average number of sales locations	59	36	44	25
Backlog at end of period, number of homes(5)	968	544	478	368
Backlog at end of period, aggregate sales value(5)	$471,546	$303,328	$260,127	$199,523

	June 30, 2015		December 31, 2014	December 31, 2013
Balance Sheet Data:
Cash and cash equivalents	$60,645		$52,771	$171,672
Real estate inventories
Owned	1,552,251		1,404,639	671,790
Not owned	—		—	12,960
Total assets	1,839,799		1,674,427	1,010,411
Total debt	1,066,175		940,101	469,355
Redeemable convertible preferred stock	—		—	—
Total William Lyon Homes stockholders’ equity	590,505		569,915	428,179

(1)	The Company recorded reorganization items of $(0.5) million during the year ended December 31, 2013.

(2)	Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and allows investors to make better comparisons with our competitors. A reconciliation of adjusted homebuilding gross margin to homebuilding gross margin is provided as follows:

	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013
(dollars in thousands)
Home sales revenue	$437,455	$308,456	$857,025	$521,310
Cost of home sales	354,329	234,518	677,531	405,496

Homebuilding gross margin	83,126	73,938	179,494	115,814
Add: Interest in cost of sales	15,377	10,526	26,510	31,853
Add: Purchase accounting adjustments	12,455	286	9,979	6,915

Adjusted homebuilding gross margin	$110,958	$84,750	$215,983	$154,582

Adjusted homebuilding gross margin percentage	25.4%	27.5%	25.2%	29.7%

(3)	Adjusted EBITDA is a financial measure that is not prepared in accordance with GAAP. Adjusted EBITDA means means net income (loss) plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) depreciation and amortization, (vi) non-cash purchase accounting adjustments, (vii) cash distributions of income from unconsolidated joint ventures and (viii) equity in income of unconsolidated joint ventures. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net (loss) income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income attributable to the Company to adjusted EBITDA is provided in the following table:

	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013
Net income attributable to William Lyon Homes	$18,959	$20,982	$44,625	$129,132
Provision for income taxes	10,824	10,780	23,797	(82,302)
Interest expense
Interest incurred	36,644	21,314	65,559	31,875
Interest capitalized	(36,644)	(21,314)	(65,559)	(29,273)
Amortization of interest included in cost of sales	15,377	10,526	26,510	31,853
Stock based compensation	3,157	1,854	6,114	3,794
Loss on sale of fixed asset	—	—	—	4
Depreciation and amortization	1,407	2,683	6,041	3,795
Transaction expenses	—	—	5,832	—
Non-cash purchase accounting adjustments	12,455	286	9,979	6,915
Cash distributions of income from unconsolidated joint ventures	362	—	353	—
Equity in income of unconsolidated joint ventures	(763)	—	(555)	—

Adjusted EBITDA	$61,778	$47,111	$122,696	$95,793

(4)	Adjusted EBITDA margin percentage is calculated as Adjusted EBITDA, as defined in (3) above, divided by total revenues during the period.

(5)	Backlog consists of homes sold under pending sales contracts that have not yet closed, some of which are subject to contingencies, including mortgage loan approval and the sale of existing homes by customers. There can be no assurance that homes sold under pending sales contracts will close. Of the total homes sold subject to pending sales contracts as of June 30, 2015, December 31, 2014 and December 31, 2013, 786, 454 and 308, respectively, represent homes completed or under construction.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the following risk factors, as well as the other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. In addition, you should carefully consider, among other things, the matters discussed under “Part I—Item 1A. Risk Factors” beginning on page 15 of our annual report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as that disclosure may be updated by subsequent periodic reports, as well as other documents that we file with the SEC that are incorporated by reference.

The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the price of our Class A Common Stock to decline, perhaps significantly.

Risks Relating to Our Class A Common Stock and this Offering

Concentration of ownership of the voting power of our capital stock may prevent other stockholders from influencing corporate decisions and create perceived conflicts of interest.

Our common stock consists of two classes: Class A and Class B. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to five votes per share, on all matters entitled to be voted on by our common stockholders. As of August 5, 2015, entities affiliated with William H. Lyon hold approximately 50.5% of the voting power of the Company’s common stock, assuming exercise in full of the warrant to purchase additional shares of Class B Common Stock, through their ownership of 100% of the outstanding Class B Common Stock, a warrant to purchase 1,907,550 additional shares of Class B Common Stock and ownership of shares of Class A Common Stock. Additionally, an affiliate of Paulson & Co. Inc., or Paulson, holds approximately 3.3 million shares of Class A Common Stock, representing approximately 7% of the total voting power of the Company’s outstanding common stock, and, following the completion of this offering, affiliates of Luxor Capital Partners, or Luxor, will hold approximately 2.4 million shares of Class A Common Stock, representing approximately 5.0% of the total voting power of the Company’s outstanding common stock. Further, stockholder entities affiliated with each of Luxor, Paulson and William H. Lyon, which will collectively control approximately 60.5% of the total voting power of the Company’s outstanding common stock following the completion of this offering, have entered into a stockholder agreement with respect to the election of up to six seats, depending on ownership levels at the time, on our board of directors, whereby each such stockholder has agreed to vote in favor of the director nominees supported by each of the other stockholders. After giving effect to this offering, the other parties to the stockholder agreement will not be required to vote in favor of any director nominees supported by Luxor. The Company is not party to such agreement.

William H. Lyon, Luxor and Paulson may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This ownership concentration may adversely impact the trading of our capital stock because of a perceived conflict of interest that may exist, thereby depressing the value of our capital stock.

Future sales of our common stock by us or our existing stockholders could cause the price of our Class A Common Stock to decline.

Any sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, may cause the market price for our Class A Common Stock to decline. We had

27,641,834 shares of Class A Common Stock and 3,813,884 shares of Class B Common Stock outstanding as of June 30, 2015, excluding 1,907,550 shares of Class B Common Stock issuable upon the exercise of a warrant held by the holders of our Class B Common Stock and shares of unvested restricted stock and Class A Common Stock issuable upon exercise of outstanding stock options. All of these shares, other than the shares of Class B Common Stock held by William H. Lyon through his management of Lyon Shareholder 2012, LLC, and certain shares of Class A Common Stock held by our directors and officers and other “affiliates”, as defined in Rule 144 of the Securities Act, or Rule 144, are freely tradeable without restriction under the Securities Act. Any sale of a large number of shares of common stock by our existing stockholders could reduce the trading price of our common stock. In addition, investors may incur dilution upon the exercise of stock options or other equity-based awards under our equity incentive plan, upon the issuance of shares of Class A Common Stock upon settlement of our tangible equity units and upon any exercise of preemptive rights granted pursuant to our Certificate of Incorporation to holders of our Class B Common Stock, upon the issuance of Class A Common Stock upon settlement of our tangible equity units or potential future offerings. The actual number of shares of Class A Common Stock issued upon settlement of our tangible equity units will depend on the applicable settlement rate and applicable market value of our Class A Common Stock. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon exercise of outstanding options or for other reasons. Any such future issuances of our common stock or convertible or other equity-linked securities will dilute the ownership interest of the holders of our Class A Common Stock. We cannot predict the size of future issuances of our common stock or other equity-related securities or the effect, if any, that they may have on the market price of our Class A Common Stock.

If you purchase shares of Class A Common Stock in this offering, you will effectively incur immediate and substantial dilution in the book value of the underlying shares of Class A Common Stock.

If you purchase shares of Class A Common Stock in this offering, the value of the underlying shares based on our actual book value will be less than the effective offering price you paid. This reduction in value is known as dilution. As a result of this dilution, investors purchasing shares of Class A Common Stock in this offering may receive significantly less than the purchase price paid in this offering in the event of liquidation. In addition, if we issue additional equity securities, including options, warrants, preferred stock or convertible securities, in the future to acquired entities and their equity holders, our business associates, or other strategic partners or in follow-on public or private offerings, the newly issued equity securities will further dilute your percentage ownership of our company.

We do not currently intend to pay dividends on our common stock.

We have not declared or paid any cash dividends on our common stock and we do not plan to do so in the foreseeable future. Any determination to pay dividends to the holders of our common stock will be at the discretion of our board of directors. Further, the payment of cash dividends is restricted under the terms of the agreements governing our debt instruments and may be restricted under the terms of our future debt agreements. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

The price of our Class A Common Stock is subject to volatility related or unrelated to our operations.

The market price of the Class A Common Stock may fluctuate substantially due to a variety of factors, including:

•	actual or anticipated variations in our quarterly operating results;

•	changes in market valuations of similar companies;

•	adverse market reaction to the level of our indebtedness;

•	market reaction to our capital markets transactions;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets;

•	our operating performance and the performance of other similar companies;

•	changes in accounting principles; and

•	passage of legislation or other regulatory developments that adversely affect us or the homebuilding industry.

In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons related and unrelated to their operating performance and could have the same effect on our common stock.

Further, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation. The threat or filing of class action litigation lawsuits could cause the price of our Class A Common Stock to decline.

Any of these factors could have a material adverse effect on your investment in our Class A Common Stock and, as a result, you could lose some or all of your investment.

We incur substantial costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we are required to incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We also incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NYSE. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically in recent years. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Our efforts to comply with evolving laws, regulations and standards result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities. In addition, if we fail to implement or maintain the requirements with respect to our internal accounting and audit functions, our ability to continue to report our operating results on a timely and accurate basis could be impaired and we could be subject to sanctions or investigation by regulatory authorities, such as the SEC or NYSE. Any such action could harm our reputation and the confidence of investors and customers in our company and could materially adversely affect our business and cause the price of our Class A Common Stock to decline.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to enable the Company to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting, and, commencing with the year ended December 31, 2014, our auditors have begun attesting to and reporting on our internal controls and could, as part of that documentation and testing, identify areas for further attention or improvement. Implementing any appropriate changes to our internal controls may require additional personnel, specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems and require a significant period of time to complete.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

Anti-takeover provisions in our corporate organizational documents, under Delaware law and in our debt covenants could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our capital stock.

Provisions in our corporate organizational documents may have the effect of delaying or preventing a change of control or changes in our management. Such provisions include, but are not limited to:

•	authorizing the issuance of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	any action to be taken by holders of our common stock must be effected at a duly called annual or special meeting and not by written consent;

•	special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors, our Co-Chief Executive Officer or our lead independent director, and not by stockholders;

•	our dual-class voting structure that provides for five-to-one voting rights for holders of our Class B Common Stock;

•	vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, but not by stockholders;

•	our bylaws require advance notice of stockholder proposals and director nominations;

•	an amendment to our bylaws requires a supermajority vote of stockholders; and

•	after the conversion of all Class B Common Stock, our board of directors will be staggered into three separate classes, with classes fixed by the board, and, once staggered, the removal of directors requires a supermajority vote of stockholders.

These provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. In addition, some of our debt covenants contained in the agreements governing our debt may delay or prevent a change in control.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which may be senior to our common stock for purposes of liquidating and dividend distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock, if any, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in our company.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our Class A Common Stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our Class A Common Stock or publishes inaccurate or unfavorable research about our business, the price of our Class A Common Stock would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Class A Common Stock could decrease, which could cause the price of our Class A Common Stock and trading volume to decline.

Non-U.S. holders may be subject to United States federal income tax on gain realized on the sale or disposition of shares of our Class A Common Stock.

The Company believes that it is a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes. If the Company is a USRPHC, non-U.S. holders may be subject to United States federal income tax (including withholding tax) upon a sale or disposition of our Class A Common Stock, if (i) our Class A Common Stock is not regularly traded on an established securities market, or (ii) our Class A Common Stock is regularly traded on an established securities market, and the non-U.S. holder owned, actually or constructively, Class A Common Stock with a fair market value of more than 5% of the total fair market value of such common stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such common stock.

Risks Related to Our Business and Our Industry

For risks related to our business and our industry, see the information under the headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and any subsequent periodic reports filed by us with the SEC.

USE OF PROCEEDS

The selling stockholder will receive aggregate net proceeds from its sale of shares of Class A Common Stock of $47.5 million after deducting underwriting discounts and commissions. We will not receive any portion of the net proceeds received by the selling stockholder from the sale of its shares.

PRICE RANGE OF OUR CLASS A COMMON STOCK

Since May 16, 2013, our Class A Common Stock has traded on the NYSE under the symbol “WLH.” The following table sets forth, for the periods indicated, the high and low daily sales prices for our Class A Common Stock, as reported by the NYSE, for the period since May 16, 2013.

	High	Low
Fiscal year 2015
First Quarter	$26.21	$17.03
Second Quarter	$26.40	$19.78
Third Quarter (through August 12, 2015)	$26.05	$22.70
Fiscal year 2014
First Quarter	$31.77	$21.28
Second Quarter	$30.74	$25.40
Third Quarter	$31.40	$22.00
Fourth Quarter	$24.54	$17.71
Fiscal year 2013
Second Quarter (May 16-June 30)	$27.99	$22.50
Third Quarter	$25.70	$19.87
Fourth Quarter	$24.99	$18.81

On August 12, 2015, the last reported sale price for our Class A Common Stock on the NYSE was $24.94 per share. As of August 5, 2015, we had 27,641,834 shares of Class A Common Stock issued and outstanding and there were approximately eight holders of record of our Class A Common Stock.

DIVIDEND POLICY

We do not intend to pay dividends on our common stock in the near future. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors. Additionally, the payment of cash dividends is restricted under the terms of the agreements governing our debt.

DESCRIPTION OF CAPITAL STOCK

The following is a general description of the terms and provisions of our Third Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, and our Amended and Restated Bylaws, or the bylaws, and applicable provisions of law, in each case as currently in effect on the date of this prospectus supplement. The following description is only a summary of the material provisions of our capital stock, the Certificate of Incorporation and the bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certification of Incorporation and the bylaws. The Certificate of Incorporation and the bylaws are incorporated by reference as exhibits to the registration statement that includes the prospectus accompanying this prospectus supplement.

General

Our authorized capital stock consists of 190,000,000 shares, 150,000,000 of which are designated as Class A Common Stock with a par value of $0.01 per share, 30,000,000 of which are designated as Class B Common Stock with a par value of $0.01 per share and 10,000,000 of which are designated as preferred stock with a par value of $0.01 per share. As of August 5, 2015, there were 27,641,834 shares of Class A Common Stock outstanding, 3,813,884 shares of Class B Common Stock outstanding, and no shares of preferred stock outstanding. We have reserved an aggregate of 3,636,363 shares of Class A Common Stock for issuance to our current and future directors, employees and consultants pursuant to the William Lyon Homes 2012 Equity Incentive Plan. In addition, 1,907,550 shares of Class B Common Stock are issuable upon exercise of a warrant held by the current holder of Class B Common Stock. We have also reserved for issuance up to 6,008,405 shares of our Class A Common Stock for settlement of our 1,150,000 outstanding 6.50% tangible equity units, which consist of a prepaid stock purchase contract and a senior subordinated amortizing note. The actual number of shares of Class A Common Stock issued will depend on the applicable settlement rate and applicable market value of Class A Common Stock.

Common Stock

The Certificate of Incorporation divides our common stock into two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock have identical rights, except with respect to certain voting, conversion and preemptive rights as further described below. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Holders of our common stock have no preference, exchange, sinking fund, redemption or appraisal rights and, except as provided below, have no preemptive rights to subscribe for any of our securities.

Voting.    On all matters on which the holders of our common stock are entitled to vote, prior to the conversion of all outstanding shares of our Class B Common Stock, each share of Class A Common Stock is entitled to one vote per share, while our Class B Common Stock is entitled to five votes per share. Following the conversion of all outstanding shares of our Class B Common Stock, each share of common stock is entitled to one vote per share.

Mandatory Conversion of Class B Common Stock.    Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock if a majority of the shares of Class B Common Stock then-outstanding vote in favor of such conversion. If, at any time, any share of Class B Common Stock is not owned, beneficially or of record, by either General William Lyon or William H. Lyon, their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships), any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock.

Optional Conversion of Class B Common Stock.    Holders of Class B Common Stock may elect at any time to convert any or all of their shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock.

Status of Converted Class B Common Stock.    In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock, the shares of Class B Common Stock will be cancelled and will no longer be issuable by us.

Dividend Rights.    Subject to applicable law, any contractual restrictions and the rights of the holders of any outstanding series of preferred stock, if any, holders of our common stock are entitled to receive such dividends and other distributions that our board of directors may declare from time to time in its sole discretion. Additionally, the payment of cash dividends is subject to certain restrictions under the terms of the agreements governing our debt. Any dividends declared by the board of directors on a share of our common stock will be declared in equal amounts with respect to each share of every class of common stock. If dividends are declared on our common stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for our common stock, the dividends payable to the holders of each class of our common stock will be paid only in kind for the same class of common stock (or in securities convertible into, or exercisable or exchangeable for in kind shares) and such dividends will be paid in the same number of shares (or fraction thereof) of common stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on an in kind per share basis).

Liquidation Rights.    Upon our dissolution, liquidation or winding up, whether voluntary or involuntary, subject to the rights of the holders of any outstanding series of preferred stock, if any, and after payments on our debts and other liabilities, holders of our common stock are entitled to receive our assets available for distribution to our stockholders ratably in proportion to the number of shares of Class A Common Stock that such holders would have held if all shares of Class B Common Stock were converted into Class A Common Stock prior to any such dissolution, liquidation or winding up.

Preemptive Rights.    The Certificate of Incorporation provides that, for so long as any shares of Class B Common Stock remain outstanding, in the event we issue new shares of Class A Common Stock (including upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock), subject to certain exceptions, the holders of our Class B Common Stock shall have the option to purchase from us new shares of Class B Common Stock up to the amount needed to maintain their then-existing voting percentage ownership, after giving effect to the issuance. Such shares of Class B Common Stock will be acquired at the same cash price per share of Class B Common Stock as the price per share of Class A Common Stock sold by us in connection with such issuance of shares of Class A Common Stock (or, in the case of shares of Class A Common Stock issued upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock, a price equal to the per share price of the Class A Common Stock at the close of business on the date of such grant or issuance) or, if the price to be paid by a purchaser is consideration other than cash, then at a cash price that is substantially equal in value to such other consideration as determined in good faith by our board of directors (which determination shall be final and binding on all interested parties).

Preferred Stock

The Certificate of Incorporation authorizes our board of directors, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock may have the effect of decreasing the market price of our Class A Common Stock, may adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Charter and Bylaw Provisions

Delaware Anti-Takeover Statute.    We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a merger or other business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

(1) prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to certain exclusions; or

(3) on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66  2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines an “interested stockholder” as:

(1) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation;

(2) any entity or person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

(3) the affiliates or associates of any such entities or persons.

The provisions of Section 203 of the DGCL described above could have the following effects on us, among others:

(1) delaying, deferring or preventing a change in control;

(2) delaying, deferring or preventing the removal of existing management;

(3) deterring potential acquirers from making an offer to our stockholders; and

(4) limiting any opportunity of our stockholders to realize premiums over prevailing market prices of the common stock in connection with offers by potential acquirers.

This could be the case even if a majority of our stockholders might benefit from a change of control or offer.

Special Meetings of Stockholders.    The Certificate of Incorporation provides that special meetings of the stockholders may be called by our board of directors, the Chairman of the Board, the Chief Executive Officer, or the lead independent director and not by stockholders.

No Action by Written Consent.    The Certificate of Incorporation provides that all actions to be taken by holders of our common stock must be taken at a special or annual meeting, and not by written consent.

Undesignated Preferred Stock.    The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Classified Board; Election and Removal of Directors.    Upon the conversion of all outstanding shares of our Class B Common Stock into Class A Common Stock, our board of directors will be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of such directors. The board of directors is authorized to assign members of the board of directors already in office to their respective class. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, once our board of directors is divided into three classes, the removal of any of our directors without cause will require the approval of at least 66 2⁄3% of the voting power of our then-outstanding shares of stock entitled to vote thereon, voting as a single class. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Conflicts of Interest.    Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our non-employee directors. The Certificate of Incorporation provides that, to the fullest extent permitted by law, each of our directors who is not also one of our officers or employees (along with his or her respective affiliates) will have no duty to refrain from: (i) engaging in the same or similar activities or lines of business in which we or our affiliates now engage or in which we propose to engage; or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Amendment of Bylaws.    The amendment, alteration, repeal or rescission of our bylaws by our stockholders requires approval by holders of at least 66 2⁄3% of the voting power of our then-outstanding voting stock, voting as a single class.

Amendment of Certificate of Incorporation.    The amendment, repeal or rescission of the Certificate of Incorporation requires approval by holders of at least 66 2⁄3% of the voting power of our then-outstanding voting stock, voting as a single class.

Choice of Forum.    The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Certificate of Incorporation, our bylaws or any action asserting a claim against us governed by the internal affairs doctrine.

Registration Rights Agreements

On the effective date of our Prepackaged Joint Plan of Reorganization, or the Plan, we entered into registration rights agreements with each of the holders of our Class A Common Stock, our Class B Common Stock and our previously outstanding Class C Common Stock and Convertible Preferred Stock. We refer to these agreements collectively as the “Registration Rights Agreements.” On October 12, 2012, we consummated the Paulson Transaction, as described in the prospectus that accompanies this prospectus supplement. In connection with the Paulson Transaction, the agreements with the holders of the Class A Common Stock and the holders of the Convertible Preferred Stock and Class C Common Stock were amended to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto. In connection with the Common Stock Recapitalization described elsewhere in the prospectus that accompanies this prospectus supplement, all of our previously outstanding shares of Class C Common Stock and Convertible Preferred Stock were converted into shares of Class A Common Stock. The Registration Rights Agreements continue to apply to shares of Class A Common Stock issued upon conversion of the shares of Class B Common Stock, Class C Common Stock and Convertible Preferred Stock, as applicable, as such shares of Class A Common Stock continue to qualify as “registrable securities” as defined in such agreements. Pursuant to the Registration Rights Agreements, we prepared and filed, at our expense, a registration statement covering the resale of certain shares of our capital stock issued in connection with the Plan, and we are further required to use commercially reasonable efforts to maintain an effective registration statement for a shelf registration covering such resale. We also filed the registration statement of which this prospectus supplement and accompanying prospectus form a part pursuant to such contractual obligations described above.

The Registration Rights Agreements do not provide for any cash penalties, liquidated damages or other specific penalties resulting from delays in registering the securities covered by each of the agreements. The holders of the securities covered by the Registration Rights Agreements have the right to pursue an injunction in order to prevent a breach and to enforce their rights under the Registration Rights Agreements. We may be required to pay reasonable legal fees and expenses incurred in connection with such enforcement proceedings.

Limitation of Liability and Indemnification Matters

We have entered into indemnification agreements with each of our executive officers and directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

National Market Listing

Our Class A Common Stock is listed on the NYSE under the symbol “WLH.”

SELLING STOCKHOLDER

The following table sets forth the names of the entities affiliated with the selling stockholder that hold the shares of Class A Common Stock being sold in this offering. The table also sets forth number of shares of Class A Common Stock owned by each entity immediately prior to the date of this prospectus supplement and the number of shares of Class A Common Stock to be offered by each entity pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our Class A Common Stock by each entity as adjusted to reflect the assumed sale of all of the shares offered under this prospectus supplement. Beneficial ownership is based on information furnished by the selling stockholder.

		Shares of common stock beneficially owned immediately prior to this offering				Shares of Class A Common Stock offered	Shares of common stock beneficially owned after this offering
Name of Entity	Class A(1)	Percent of Class(2)	Class B	Percent of Class	Percent of Total Voting Power(3)		Class A	Percent of Class	Class B	Percent of Class	Percent of Total Voting Power
Luxor Capital II Company LLC(4)	1,978,215	7.2%	—	—	4.2%	1,278,215	700,000	2.5%	—	—	1.5%
Luxor Capital Partners, LP(5)	1,924,552	7.0%	—	—	4.1%	568,891	1,355,661	4.9%	—	—	2.9%
Luxor Wavefront, LP(6)	391,175	1.4%	—	—	*	105,376	285,799	1.0%	—	—	*
OC 19 Master Fund, L.P. – LCG(7)	73,932	*	—	—	*	36,617	37,315	*	—	—	*
Thebes B Onshore, LLC(8)	26,914	*	—	—	*	10,901	16,013	*	—	—	*

*	Denotes less than 1.0% of beneficial ownership.

(1)	The information set forth in the table with respect to current ownership of Class A Common Stock does not reflect the shares of Class A Common Stock that are issuable upon conversion of the shares of Class B Common Stock listed in the table.

(2)	The percentage of shares beneficially owned is computed on the basis of 27,641,834 shares of our Class A Common Stock outstanding as of August 5, 2015.

(3)	Except as otherwise required by law, each holder of Class A Common Stock is entitled to one vote per share, and each holder of Class B Common Stock is entitled to five votes per share, with holders of Class A Common Stock and holders of Class B Common Stock voting together as a single class.

(4)	Luxor Capital II Company LLC is an indirect subsidiary of Luxor Capital Partners Offshore Master Fund, LP. Luxor acts as the Investment manager of Luxor Capital Partners Offshore Master Fund, LP. Luxor Management, LLC is the general partner of Luxor. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to a stockholder agreement entered into in May 2013, or the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.

(5)	Luxor acts as the investment manager of Luxor Capital Partners, LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Capital Partners, LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.

(6)	Luxor acts as the investment manager of Luxor Wavefront LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Wavefront LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.

(7)	Luxor acts as the investment manager of OC 19 Master Fund, L.P. – LCG. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by OC 19 Master Fund L.P. – LCG. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.

(8)

This footnote and the information in the selling stockholder table associated herewith are provided to update, amend and supplement the selling stockholder table in our prospectus dated March 20, 2014, to reflect the transfer on July 1, 2015 of 26,914 shares of Class A

Common Stock previously held by Luxor Capital Partners, LP to its affiliate, Thebes B Onshore, LLC. Luxor Capital Partners, LP is listed in the selling stockholder table and the shares of Class A Common Stock transferred by Luxor Capital Partners, LP to Thebes B Onshore, LLC were registered pursuant to the Registration Statement on Form S-3 of which this prospectus supplement forms a part. Thebes B Onshore, LLC is a subsidiary of Thebes Partners, LP. Luxor acts as the investment manager of Thebes Partners, LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Thebes Partners, LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August 13, 2015, the selling stockholder has agreed to sell to Credit Suisse Securities (USA) LLC, the underwriter in this offering, and the underwriter has agreed to purchase from the selling stockholder, an aggregate of 2,000,000 shares of our common stock at a price of $23.75 per share, which will result in $47.5 million of proceeds to the selling stockholder.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option described below.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom it may act as agent or to whom it may sell as principal.

We do not expect to incur any out-of-pocket expenses for this offering, as Luxor has agreed to reimburse us for such expenses.

We have also agreed to reimburse the underwriter for certain of its expenses as set forth in the underwriting agreement.

In connection with this offering, we agreed that, subject to certain exceptions, we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into, exchangeable, exercisable or settled for any shares of our common stock, or publicly disclose the intention to make any offer, sale, issuance, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement.

The selling stockholder and our officers and directors have agreed in connection with this offering that they will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into, exchangeable, exercisable or settled for any shares of our common stock, enter into a transaction that would have the same effect or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or publicly disclose the intention to make any offer, sale, issuance, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement.

These lock-up restrictions are subject to certain specific exceptions, including transfers of common stock as a bona fide gift or by will, other testamentary document or applicable laws of descent and transfers to such person’s family member or to a trust or to certain entities controlled by such holder, provided that the recipient of the shares agrees to be bound by the same restrictions on sales.

Credit Suisse Securities (USA) LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the common stock and other securities from lock-up agreements, Credit Suisse

Securities (USA) LLC will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of common stock or other securities for which the release is being requested.

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriter and its affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the Company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriter may close out any covered short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on web sites maintained by the underwriter participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are qualified investors as defined under the Prospectus Directive;

(b) by the underwriter to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to United Kingdom Investors

This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Latham & Watkins LLP has issued an opinion with respect to the validity of the Class A Common Stock to be offered by the prospectus that accompanies this prospectus supplement. The underwriter is represented by Cravath, Swaine & Moore LLP, New York, New York. The selling stockholder is represented by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements of William Lyon Homes as of December 31, 2014 and 2013, and for the years ended December 31, 2014 and 2013, and for the periods from January 1, 2012 through February 24, 2012, and from February 25, 2012 through December 31, 2012, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The combined financial statements of the Residential Homebuilding Operations of PNW Home Builders, L.L.C. and Affiliates as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the reporting requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Materials that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov from which interested persons can electronically access reports, proxy statements and other information relating to SEC registrants, including our Company.

Statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein referring to the contents of any contract or other document are not necessarily complete. Where such contract or other document is listed as an exhibit to the Registration Statement on Form S-3, of which this prospectus supplement and the accompanying prospectus form a part, or any document incorporated by reference therein, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

We maintain a website at www.lyonhomes.com. You may access our periodic reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference into, this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. The incorporated documents contain significant information about us, our business and our finances. This prospectus supplement incorporates by reference the following documents and reports:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Proxy Statement on Schedule 14A filed on April 24, 2015;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015 and June 30, 2015;

•	our Current Reports on Form 8-K filed on September 16, 2014, December 8, 2014, March 3, 2015, April 1, 2015, April 2, 2015, June 9, 2015 and July 22, 2015; and

•	the description of our capital stock included in our registration statement on Form 8-A filed with the SEC on May 15, 2013 and any amendments or reports filed for the purpose of updating such description.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. The information contained in any such document will automatically be considered part of this prospectus supplement from the date the document is filed with the SEC. Any information contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus supplement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus supplement. In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus supplement.

You may request a copy of any documents incorporated by reference in this prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:

William Lyon Homes

Attention: Corporate Secretary

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Tel: (949) 833-3600

PROSPECTUS

William Lyon Homes

15,734,271 Shares of Class A Common Stock Offered by the Selling Stockholders

This prospectus relates to the resale from time to time of up to an aggregate of 15,734,271 shares of our Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), by the selling stockholders named herein, which includes:

•	an aggregate of 8,597,721 shares of our Class A Common Stock initially issued in connection with our Prepackaged Joint Plan of Reorganization (the “Plan”) on February 25, 2012;

•	the maximum number of shares of Class A Common Stock issuable upon conversion of the shares of our Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), issued in connection with the Plan at a conversion rate of one share of Class A Common Stock for each share of Class B Common Stock, which is 3,813,884 shares of Class A Common Stock; and

•	3,322,666 shares of Class A Common Stock initially issued pursuant to a privately negotiated stock issuance that took place on October 12, 2012 (the “Paulson Transaction”),

in each case after giving effect to the common stock recapitalization that occurred in connection with our initial public offering in May 2013. As further described under “Summary—Description of the Transactions” below, certain of the shares of Class A Common Stock offered hereby were initially issued as shares of our previously outstanding Class C Common Stock or Convertible Preferred Stock. In connection with our initial public offering in May 2013, we effected a 1-for-8.25 reverse stock split with respect to each of our Class A Common Stock and Class B Common Stock (the “Reverse Split”), and all of our previously outstanding Class C Common Stock and Convertible Preferred Stock were converted into shares of Class A Common Stock on a one-for-one basis and as automatically adjusted for the Reverse Split (collectively, the “Common Stock Recapitalization”). Unless otherwise specified, all information included in this prospectus gives effect to the Common Stock Recapitalization. We are registering these shares of our Class A Common Stock to satisfy registration rights that we granted in connection with the Plan and the Paulson Transaction, as more fully described elsewhere in this prospectus, and such shares include all remaining outstanding registrable securities under the applicable registration rights agreements.

Our registration of the Class A Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the Class A Common Stock. The selling stockholders may sell all or a portion of the Class A Common Stock through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the Class A Common Stock, or both. See “Plan of Distribution” for a more complete description of the ways in which the Class A Common Stock may be sold. Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which the shares may be sold under this prospectus, which may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our Class A Common Stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “WLH.” On March 11, 2014, the last reported sale price of our Class A Common Stock on the NYSE was $29.93 per share.

Investing in our Class A Common Stock involves risks. You should carefully consider the section entitled “Risk Factors” beginning on page 4 of this prospectus and the “Risk Factors” sections in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus or any applicable prospectus supplement before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 20, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders named under the heading “Selling Stockholders” in this prospectus may, from time to time, sell up to 15,734,271 shares of our Class A Common Stock. Specific information about the terms of an offering will be, if required, included in a prospectus supplement relating to such offering of shares. The prospectus supplement may also add, update or change information included in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

You should read this prospectus, any prospectus supplement, any documents that we incorporate by reference in this prospectus and in any prospectus supplement, and the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus is current only as of its date.

Unless the context indicates otherwise, as used in this prospectus, references to the “Company,” “we,” “us,” and “our,” and similar expressions, refer to William Lyon Homes, a Delaware corporation, and its subsidiaries. In addition, “Parent” refers to William Lyon Homes and “California Lyon” refers to William Lyon Homes, Inc., a California corporation and wholly owned subsidiary of Parent.

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SUMMARY

Our Company

We are one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, we are primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada and Colorado. Our core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas and Denver. We have a distinguished legacy of more than 57 years of homebuilding operations, over which time we have sold in excess of 76,000 homes. We have a proven expertise in understanding the needs of our homebuyers and tailoring our product offerings to meet such needs, which allows us to maximize the yield on our land investments by pairing product with market demand. We build and sell across a diverse range of product lines at a variety of price points with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. We are committed to achieving the highest standards in design, quality and customer satisfaction and have received numerous industry awards and commendations throughout our operating history recognizing our achievements.

Corporate Information and History

Our predecessor, The Presley Companies, or Presley, was formed in 1956. In 1987, General William Lyon purchased 100% of the stock of Presley, which subsequently went public in 1991 and was listed on The New York Stock Exchange, or the NYSE, under the symbol “PDC.” In 1999, Presley acquired William Lyon Homes, Inc., a California corporation, and changed its name to William Lyon Homes and its ticker symbol to “WLS.” The Company was subsequently taken private in 2006 by way of a tender offer by General William Lyon for the shares of the Company that were then publicly owned.

In May 2013, we completed our initial public offering, and shares of our Class A Common Stock began trading on the NYSE under the ticker symbol “WLH.” Today, our principal executive offices are located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 and our telephone number is (949) 833-3600. Our website address is www.lyonhomes.com. Information contained on the Company’s website is not a part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only. We were incorporated in the State of Delaware on July 15, 1999.

Description of the Transactions

The shares of our Class A Common Stock covered by this prospectus are owned by the selling stockholders named herein, including entities affiliated with Luxor Capital Group LP, or Luxor, an investment vehicle managed by affiliates of Paulson & Co. Inc., or Paulson, Lyon Shareholder 2012, LLC, or Lyon LLC, and The William Harwell Lyon Separate Property Trust established July 28, 2000, or the Lyon Trust. The number and class of shares covered by this prospectus gives effect to the Common Stock Recapitalization, as further described below. This “Description of the Transactions” section describes the transactions pursuant to which the selling stockholders acquired beneficial ownership of the shares offered hereby, and historical references prior to May 2013, including share numbers and class references, are for background purposes only and do not reflect the Common Stock Recapitalization, as further described below.

The Plan

On December 19, 2011, Parent and certain of its subsidiaries filed voluntary petitions, or the Chapter 11 Petitions, under Chapter 11 of Title 11 of the United States Code, as amended, or the Bankruptcy Code, in the U.S. Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, to seek approval of the Prepackaged Joint Plan of Reorganization, or the Plan, of Parent and certain of its subsidiaries. The sole purpose of the Chapter 11 Petitions was to restructure the debt obligations and strengthen the balance sheet of Parent and certain of its subsidiaries. On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 25, 2012, Parent and certain of its subsidiaries consummated the principal transactions contemplated by the Plan.

In connection with the Plan, and in relevant part, entities affiliated with Luxor acquired 21,427,135 shares of Class A Common Stock, 15,445,838 shares of our previously outstanding Class C Common Stock and 61,509,204 shares of our previously outstanding Convertible Preferred Stock. Nathaniel Redleaf has served in an analyst capacity at Luxor since 2006, and currently serves on our board of directors.

Also in connection with the Plan, Lyon LLC acquired 31,464,548 shares of Class B Common Stock and a warrant to purchase an additional 15,737,294 shares of Class B Common Stock, or the Class B Warrant. Lyon LLC is now managed by William H. Lyon and all interests in Lyon LLC are held for the benefit of William H. Lyon. The Lyon Trust separately acquired 24,199 shares of Parent’s Class A Common Stock and $40,000 in aggregate principal amount of California Lyon’s previously outstanding notes issued in connection with the Plan in exchange for prepetition notes held by the Lyon Trust. William H. Lyon currently serves as our Chief Executive Officer and as a member of our board of directors. General William Lyon is the father of William H. Lyon and currently serves as our Executive Chairman and as Chairman of our board of directors.

Paulson Transaction

On October 12, 2012, we entered into a Subscription Agreement, or the Subscription Agreement, with WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson, or Acquisition LLC, pursuant to which we issued to Acquisition LLC (i) 15,238,095 shares of our Class A Common Stock and (ii) 12,173,913 shares of our previously outstanding Convertible Preferred Stock. We refer to the entry into the Subscription Agreement and the related issuances of Class A Common Stock and Convertible Preferred Stock as the “Paulson Transaction.” Michael Barr currently serves as the Portfolio Manager for the Paulson Real Estate Funds and is a partner in Paulson, and currently serves as a member of our board of directors.

Registration Rights Agreements

On the effective date of the Plan, we entered into registration rights agreements with each of the holders of our Class A Common Stock, our Class B Common Stock and our previously outstanding Class C Common Stock and Convertible Preferred Stock. We refer to these agreements collectively as the “Registration Rights Agreements.” On October 12, 2012, in connection with the Paulson Transaction, the agreements with the holders of the Class A Common Stock and the holders of the Convertible Preferred Stock and Class C Common Stock were amended to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto.

Initial Public Offering and Common Stock Recapitalization

In connection with our initial public offering in May 2013, we effected a 1-for-8.25 reverse stock split with respect to each of our Class A Common Stock and Class B Common Stock, and all of our previously outstanding shares of Class C Common Stock and Convertible Preferred Stock were converted into shares of Class A Common Stock on a one-for-one basis and as automatically adjusted for the reverse stock split. We refer to the reverse stock split and the conversion of our outstanding shares of Class C Common Stock and Convertible Preferred Stock collectively as the “Common Stock Recapitalization.” The Class B Warrant was also amended to extend the term from five years to ten years, and the Class B Warrant will now expire on February 24, 2022. In addition, Luxor participated as a selling stockholder in our initial public offering, and sold an aggregate of 2,827,500 shares in such offering, after giving effect to the Common Stock Recapitalization and including the underwriters’ exercise of their overallotment option.

The Registration Rights Agreements described above continue to apply to shares of Class A Common Stock issued upon conversion of the shares of Class C Common Stock and Convertible Preferred Stock in connection with the Common Stock Recapitalization, and apply to the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock, so long as such shares continue to qualify as “registrable securities” as defined therein.

RISK FACTORS

An investment in any Class A Common Stock offered pursuant to this prospectus involves risks. You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein, before making an investment decision. For more information, see “Where You Can Find More Information” in this prospectus. In addition, please read “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents that we incorporate by reference in each contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements.

Investors are cautioned that this prospectus and any accompanying prospectus supplement contain forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes” and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and our possible future actions, which may be provided by management, are also forward-looking statements. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, our business, economic and market factors and the homebuilding industry.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, worsening in general economic conditions either nationally or in regions in which we operate, worsening in markets for residential housing, decline in real estate values resulting in further impairment of our real estate assets, volatility in the banking industry and credit markets, terrorism or other hostilities involving the United States, whether an ownership change occurred that could, under certain circumstances, have resulted in the limitation of our ability to offset prior years’ taxable income with net operating losses, changes in mortgage and other interest rates, changes in generally accepted accounting principles or interpretations of those principles, changes in prices of homebuilding materials, the availability of labor and homebuilding materials, adverse weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, changes in governmental laws and regulations, inability to comply with financial and other covenants under our debt instruments, whether we are able to refinance the outstanding balances of our debt obligations at their maturity, anticipated tax refunds, limitations on our ability to utilize our tax attributes, limitations on our ability to reverse any remaining portion of our valuation allowance with respect to our deferred tax assets, the timing of receipt of regulatory approvals and the opening of projects and the availability and cost of land for future development. These and other risks and uncertainties are more fully described in the section entitled “Risk Factors,” as well as those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case in our annual report on Form 10-K for the year ended December 31, 2012 and in subsequent filings with the SEC incorporated by reference in this prospectus. Our past performance or past or present economic conditions in our housing markets are not indicative of future performance or conditions. Investors are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Class A Common Stock registered hereby. We will not receive any proceeds.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of shares of registrable stock owned by each selling stockholder that may be offered pursuant to this prospectus, which represents all remaining outstanding registrable securities under the Registration Rights Agreements. The selling stockholders acquired the registrable stock offered hereby in connection with the Plan or the Paulson Transaction, as applicable and as described more fully elsewhere in this prospectus.

The information set forth in the table below is based on information provided by or on behalf of the selling stockholders. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A Common Stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A Common Stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of all or a portion of their Class A Common Stock since the date on which they provided the information set forth in the table below.

The following table sets forth information with respect to the beneficial ownership of our common stock held as of March 10, 2014 by the selling stockholders, the number of shares of Class A Common Stock being offered hereby and information with respect to common stock to be beneficially owned by the selling stockholders assuming all the shares of Class A Common Stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares. Except as indicated by footnote, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.

Certain information regarding relationships between the selling stockholders and us is set forth following the table below and elsewhere in this prospectus.

		Shares of common stock beneficially owned immediately prior to this offering				Maximum number of shares of Class A Common Stock offered(6)	Shares of common stock beneficially owned after sale of maximum number of shares that may be offered in this offering(6)
Name of Selling Stockholder	Class A(1)	Percent of Class(2)	Class B(3)	Percent of Class(4)	Percent of Total Voting Power(5)		Class A	Percent of Class	Class B	Percent of Class	Percent of Total Voting Power

Luxor Capital II Company LLC(7)	4,054,328	14.8%	—	—	8.7%	4,054,328	—	—	—	—	—

Luxor Capital Partners, LP(8)	3,047,718	11.1%	—	—	6.6%	3,047,718	—	—	—	—	—

Luxor Spectrum Offshore Master Fund, LP(9)	337,467	1.2%	—	—	*	337,467	—	—	—	—	—

Luxor Wavefront, LP(10)	949,403	3.5%	—	—	2.0%	949,403	—	—	—	—	—

OC 19 Master Fund, L.P. – LCG(11)	205,872	*	—	—	*	205,872	—	—	—	—	—

WLH Recovery Acquisition LLC(12)(13)	3,322,666	12.1%	—	—	7.2%	3,322,666	—	—	—	—	—

Lyon Shareholder 2012, LLC(14)		—	5,721,434(16)	100%	51.1%	3,813,884	—	—	1,907,550	100%	23.4%

The William Harwell Lyon Separate Property Trust(15)	2,933	*	—	—	*	2,933	—	—	—	—	—

*	Denotes less than 1.0%.
(1)	The information set forth in the table with respect to current ownership of Class A Common Stock does not reflect the shares of Class A Common Stock that are issuable upon conversion of the shares of Class B Common Stock listed in the table.
(2)	The percentage of shares beneficially owned is computed on the basis of 27,360,058 shares of our Class A Common Stock outstanding as of March 10, 2014.
(3)	Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder. In addition, each share of Class B Common Stock shall convert automatically into one share of Class A Common Stock upon transfer, other than to certain specified individuals and entities.
(4)	The percentage of shares beneficially owned is computed on the basis of 3,813,884 shares of our Class B Common Stock outstanding as of March 10, 2014.
(5)	Except as otherwise required by law, each holder of Class A Common Stock is entitled to one vote per share, and each holder of Class B Common Stock is entitled to five votes per share, with holders of Class A Common Stock and holders of Class B Common Stock voting together as a single class.
(6)	Assumes that the selling stockholders dispose of all the shares of Class A Common Stock covered by this prospectus and do not acquire ownership of any additional shares of Class A Common Stock. The registration of these shares of Class A Common Stock does not necessarily mean that the selling stockholders will sell all or any portion of the Class A Common Stock covered by this prospectus.
(7)

Luxor acts as the investment manager of Luxor Capital II Company. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Capital II Company. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to a stockholder agreement entered into in May 2013, or the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.
(8)	Luxor acts as the investment manager of Luxor Capital Partners LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Capital Partners LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.
(9)	Luxor acts as the investment manager of Luxor Spectrum Offshore Master Fund LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Spectrum Offshore Master Fund LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Paulson.
(10)	Luxor acts as the investment manager of Luxor Wavefront LP. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by Luxor Wavefront LP. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and WLH Recovery Acquisition LLC.
(11)	Luxor acts as the investment manager of OC 19 Master Fund, L.P.-LCG. Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by OC 19 Master Fund LP-LCG. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor. Pursuant to the Stockholder Agreement, Luxor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and WLH Recovery Acquisition LLC.
(12)	WLH Recovery Acquisition LLC, a Delaware limited liability company, or Acquisition LLC, acquired these shares in connection with the Paulson Transaction in October 2012. Paulson is an investment advisor registered under the Investment Advisors Act of 1940 that furnishes investment advice and manages various onshore and offshore investment funds and separately managed accounts, or, collectively, the Funds. Acquisition LLC is one of the Funds. In its role as investment advisor and manager of the Funds, Paulson possesses voting and/or investment power over the shares owned by the Funds. As the President and sole Director of Paulson, John Paulson may be deemed to have voting and/or investment power over such shares. The address for the Funds is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, NY, NY 10020. Michael Barr, a member of our board of directors, currently serves as Portfolio Manager for the Paulson Real Estate Funds, which are affiliates of Paulson, and is also a partner in Paulson, which he joined in 2008. Pursuant to the Stockholder Agreement, Acquisition LLC has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and Luxor.
(13)

Paulson has advised us that it is an affiliate of a limited purpose broker-dealer registered pursuant to Section 15 of the Exchange Act. Paulson has advised us that it acquired the securities being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(14)	Lyon LLC holds (i) 3,813,884 shares of Class B Common Stock and (ii) the Class B Warrant to purchase 1,907,550 shares of Class B Common Stock. The Class B Warrant is immediately exercisable and expires on February 24, 2022. Neither the shares of Class B Common Stock underlying the Class B Warrant nor the shares of Class A Common Stock that may be issued upon conversion of such shares of Class B Common Stock underlying the Class B Warrant are being registered by the registration statement of which this prospectus is a part. The Class A Common Stock offered by Lyon LLC represents the Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by Lyon LLC, which is 3,813,884 shares of Class A Common Stock. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the Lyon Trust, the Trustee of each of which is William H. Lyon (our Chief Executive Officer and one of our directors). The manager of Lyon LLC is William H. Lyon. William H. Lyon may be deemed to have voting and investment power of the securities held by Lyon LLC. William H. Lyon disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of Lyon LLC is 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. Pursuant to the Stockholder Agreement, Lyon LLC has agreed to vote its shares in favor of a certain number of director nominees supported by Luxor and Paulson.
(15)	Represents 2,933 shares of Class A Common Stock held by the Lyon Trust. William H. Lyon (our Chief Executive Officer and one of our directors) is Trustee of the trust and holds voting and dispositive power over these shares. William H. Lyon disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.
(16)	Represents (i) 3,813,884 shares of Class B Common Stock and (ii) the Class B Warrant to purchase 1,907,550 shares of Class B Common Stock.

Relationships Between the Selling Stockholders and Us

Transactions with Certain Beneficial Owners

For a description of the transactions pursuant to which each of the selling stockholders acquired the shares of Class A Common Stock covered in this prospectus, see “Summary—Description of the Transactions.”

In October 2013, California Lyon acquired certain finished and unfinished lots at a master planned community located in Aurora, Colorado, for a cash purchase price of approximately $20.0 million, from an entity managed by an affiliate of Paulson. WLH Recovery Acquisition LLC, which is affiliated with, and managed by affiliates of, Paulson, holds over 5% of our outstanding Class A Common Stock. California Lyon participated in a competitive bidding process for the lots and we believe that the acquisition was on terms no less favorable than it would have agreed to with unrelated parties. The transaction was approved by the audit committee of our board of directors and by our full board of directors, with the exception of Mr. Barr, who recused himself from the vote because of his affiliation with Paulson. Mr. Barr currently serves as Portfolio Manager for the Paulson Real Estate Funds, which are affiliates of Paulson, where he is responsible for all aspects of the real estate private equity business. Mr. Barr is also a partner in Paulson, which he joined in 2008.

Agreements with Entities Controlled by General William Lyon and William H. Lyon

For the years ended December 31, 2013, 2012 and 2011, we incurred reimbursable on-site labor costs of $15,000, $303,000 and $318,000, respectively, for providing customer service to real estate projects developed by entities controlled by General William Lyon and William H. Lyon, of which $13,000 and $7,000 was due to us at December 31, 2013 and 2012, respectively, all of which has been paid. We earned fees of $157,000 and $130,000, respectively, for tax and accounting services performed for entities controlled by General William Lyon and William H. Lyon during the years ended December 31, 2012 and 2011. Since 2012, we have not performed any tax and accounting services for entities controlled by General William Lyon or William H. Lyon, nor do we expect to perform any such services in the future.

We earned fees of $232,000 and $362,000 during the years ended December 31, 2012 and 2011, respectively, related to a Human Resources and Payroll Services contract between California Lyon and an entity controlled by General William Lyon and William H. Lyon. Effective April 1, 2011, this contract was amended to provide for a payment by the affiliate to us of a base monthly fee of $21,335 and a variable monthly fee equal to $23 multiplied by the number of active employees employed by such entity (which initially resulted in a variable monthly fee of approximately $8,000). The amended contract also provided that we would be reimbursed by such affiliate for a pro rata share of any bonuses paid to our Human Resources staff (other than any bonus paid to the Vice President of Human Resources). We believe that the compensation paid to us for the services provided to the affiliate was at a market rate of compensation, and that as a result of the fees paid to us under this contract, the overall cost to us of our Human Resources department was reduced. This contract expired on August 31, 2012 and was not renewed. Any future services provided to the affiliate will be on an as needed basis and will be paid for based on an hourly rate.

Rent Paid to a Trust of which William H. Lyon is the Sole Beneficiary

In each of the years ended December 31, 2012 and 2011, we incurred charges of approximately $0.8 million related to rent on our former corporate office, which is owned by two trusts of which William H. Lyon is the sole beneficiary. For the year ended December 31, 2013, we made rental payments totaling approximately $0.2 million. The lease expired in March 2013 and we have since relocated our corporate office upon expiration of the lease. We entered into a lease for the new location with an unrelated third party.

Note Receivable from Sale of Aircraft

Presley CMR, Inc., a California corporation, or Presley CMR, and wholly owned subsidiary of California Lyon, entered into an Aircraft Purchase and Sale Agreement, or the PSA, with an affiliate of General William Lyon to sell the aircraft, owned by us. The PSA provides for an aggregate purchase price for the aircraft of $8.3 million (which value was the appraised fair market value of the aircraft), which consists of: (i) cash in the amount of $2.1 million that was paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million. The note is secured by the aircraft. As part of our fresh start accounting, the note was adjusted to its fair value of $5.2 million. The discount on the fresh start adjustment is amortized over the remaining life of the note. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016.

Amendment to Warrant

In connection with the Plan, we issued the Class B Warrant to an entity controlled by William H. Lyon, one of our directors and our Chief Executive Officer. Pursuant to the Class B Warrant, the entity controlled by Mr. Lyon may purchase up to 1,907,550 shares of our Class B Common Stock at $17.08 per share (after giving effect to the Common Stock Recapitalization). The original term of the Class B Warrant was five years, and it would expire on February 24, 2017. In connection with the adoption of the Certificate of Incorporation, the Class B Warrant has been amended to extend the term to 10 years, and the Class B Warrant will now expire on February 24, 2022.

Certain Family Relationships

William H. Lyon, one of our directors and our Chief Executive Officer, is the son of General William Lyon. General William Lyon serves as Executive Chairman and Chairman of our board of directors.

PLAN OF DISTRIBUTION

We are registering 15,734,271 shares of Class A Common Stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and their successors, which term includes their transferees, pledgees or donees or their successors.

The selling stockholders may offer and sell all or a portion of the Class A Common Stock covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	in underwritten transactions;

•	on the NYSE, in the over-the-counter market or on any other national securities exchange or quotation service on which our shares are then listed or traded;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	with broker-dealers who may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may decide not to sell the Class A Common Stock described in this prospectus. We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of the Class A Common Stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the Class A Common Stock by other means not described in this prospectus.

The selling stockholders may sell the Class A Common Stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Class A Common Stock from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our Class A Common Stock on the NYSE or any other exchange or market. The selling stockholders may sell the Class A Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commission from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In connection with the sale of the Class A Common Stock described in this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of Class A Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the Class A Common Stock short and deliver these securities to close out such short positions, or loan or pledge the Class A Common Stock or the notes to broker-dealers who in turn may sell these securities.

The aggregate proceeds to the selling stockholders from the sale of the Class A Common Stock offered by them hereby will be the purchase price of the Class A Common Stock less discounts and commissions, if any.

Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some states, if applicable, the Class A Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders may be, and any broker-dealers or agents that participate in the sale of the Class A Common Stock will be, deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the Class A Common Stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Class A Common Stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the number of shares of Class A Common Stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

Pursuant to the Registration Rights Agreements, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter or broker-dealer that participates in transactions involving the sale of shares of Class A Common Stock against certain liabilities, including liabilities arising under the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of the Class A Common Stock offered pursuant to this prospectus. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws, including Medicare taxes imposed on net investment income. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of Class A Common Stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase shares of our Class A Common Stock offered pursuant to this prospectus and who hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations, partnerships or other pass-through entities;

•	traders in securities that elect to mark to market;

•	holders subject to the alternative minimum tax;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax; or

•	persons holding our stock as a hedge against currency risks or as a position in a straddle.

If an entity treated as a partnership for United States federal income tax purposes holds shares of our Class A Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of our Class A Common Stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our Class A Common Stock that is neither a “U.S. person” nor an entity treated as a partnership for United States federal income tax purposes. A U.S. person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

Distributions on Our Class A Common Stock

If we make cash or other property distributions on our Class A Common Stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or other taxable disposition of our Class A Common Stock.

Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate under an applicable income tax treaty. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. If a non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, who then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the non-U.S. holder must generally furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to United States federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Dispositions of Our Class A Common Stock

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of the Class A Common Stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	such Class A Common Stock constitutes a “United States real property interest,” or USRPI, within the meaning of the Foreign Investment in Real Property Tax Act, or FIRPTA, by reason of our status as a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are and will remain a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other trade or business assets and our foreign real property interests, it is possible we may not remain a USRPHC in the future. Even though we believe we are a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our Class A Common Stock will not be subject to United States federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our common stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such common stock. Although no assurance can be provided, we anticipate our Class A Common Stock will be considered regularly traded on an established securities market.

If gain on the sale or other taxable disposition of our Class A Common Stock were subject to taxation under FIRPTA as a sale of USRPI, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or other taxable disposition of our Class A Common Stock is subject to tax under FIRPTA, and if shares of our Class A Common Stock are not “regularly traded” on an established securities market, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price unless an exception applies.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding Tax and Information Reporting

We must report annually to each non-U.S. holder of our Class A Common Stock and to the IRS the amount of dividends paid to such holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under an applicable income tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to dividends paid to a non-U.S. holder of the Class A Common Stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is not an exempt recipient.

In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury regulations and IRS guidance, withholding under FATCA generally will apply to payments of dividends on our Class A Common Stock made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of our Class A Common Stock on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A Common Stock.

DESCRIPTION OF CAPITAL STOCK

The following is a general description of the terms and provisions of our Third Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, and our Amended and Restated Bylaws, or the bylaws, and applicable provisions of law, in each case as currently in effect on the date of this prospectus. The following description is only a summary of the material provisions of our capital stock, the Certificate of Incorporation and the bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certification of Incorporation and the bylaws. The Certificate of Incorporation and the bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 190,000,000 shares, 150,000,000 of which are designated as Class A Common Stock with a par value of $0.01 per share, 30,000,000 of which are designated as Class B Common Stock with a par value of $0.01 per share and 10,000,000 of which are designated as preferred stock with a par value of $0.01 per share. As of March 10, 2014, there were 27,360,058 shares of Class A Common Stock outstanding, 3,813,884 shares of Class B Common Stock outstanding and no shares of preferred stock outstanding. We have reserved an aggregate of 3,636,363 shares of Class A Common Stock for issuance to our current and future directors, employees and consultants pursuant to the William Lyon Homes 2012 Equity Incentive Plan. In addition, 1,907,550 shares of Class B Common Stock are issuable upon exercise of a warrant currently held by Lyon LLC.

Common Stock

The Certificate of Incorporation divides our common stock into two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock have identical rights, except with respect to certain voting, conversion and preemptive rights as further described below. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Holders of our common stock have no preference, exchange, sinking fund, redemption or appraisal rights and, except as provided below, have no preemptive rights to subscribe for any of our securities.

Voting. On all matters on which the holders of our common stock are entitled to vote, prior to the conversion of all outstanding shares of our Class B Common Stock, each share of Class A Common Stock is entitled to one vote per share, while our Class B Common Stock is entitled to five votes per share. Following the conversion of all outstanding shares of our Class B Common Stock, each share of common stock is entitled to one vote per share.

Mandatory Conversion of Class B Common Stock. Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock if a majority of the shares of Class B Common Stock then-outstanding vote in favor of such conversion. If, at any time, any share of Class B Common Stock is not owned, beneficially or of record, by either General William Lyon or William H. Lyon, their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships), any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock.

Optional Conversion of Class B Common Stock. Holders of Class B Common Stock may elect at any time to convert any or all of their shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock.

Status of Converted Class B Common Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock, the shares of Class B Common Stock will be cancelled and will no longer be issuable by us.

Dividend Rights. Subject to applicable law, any contractual restrictions and the rights of the holders of any outstanding series of preferred stock, if any, holders of our common stock are entitled to receive such dividends and other distributions that our board of directors may declare from time to time in its sole discretion. Additionally, the payment of cash dividends is subject to certain restrictions under the terms of the agreements governing our debt. Any dividends declared by the board of directors on a share of our common stock will be declared in equal amounts with respect to each share of every class of common stock. If dividends are declared on our common stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for our common stock, the dividends payable to the holders of each class of our common stock will be paid only in kind for the same class of common stock (or in securities convertible into, or exercisable or exchangeable for in kind shares) and such dividends will be paid in the same number of shares (or fraction thereof) of common stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on an in kind per share basis).

Liquidation Rights. Upon our dissolution, liquidation or winding up, whether voluntary or involuntary, subject to the rights of the holders of any outstanding series of preferred stock, if any, and after payments on our debts and other liabilities, holders of our common stock are entitled to receive our assets available for distribution to our stockholders ratably in proportion to the number of shares of Class A Common Stock that such holders would have held if all shares of Class B Common Stock were converted into Class A Common Stock prior to any such dissolution, liquidation or winding up.

Preemptive Rights. The Certificate of Incorporation provides that, for so long as any shares of Class B Common Stock remain outstanding, in the event we issue new shares of Class A Common Stock (including upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock), subject to certain exceptions, the holders of our Class B Common Stock shall have the option to purchase from us new shares of Class B Common Stock up to the amount needed to maintain their then-existing voting percentage ownership, after giving effect to the issuance. Such shares of Class B Common Stock will be acquired at the same cash price per share of Class B Common Stock as the price per share of Class A Common Stock sold by us in connection with such issuance of shares of Class A Common Stock (or, in the case of shares of Class A Common Stock issued upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock, a price equal to the per share price of the Class A Common Stock at the close of business on the date of such grant or issuance) or, if the price to be paid by a purchaser is consideration other than cash, then at a cash price that is substantially equal in value to such other consideration as determined in good faith by our board of directors (which determination shall be final and binding on all interested parties).

Preferred Stock

The Certificate of Incorporation authorizes our board of directors, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock may have the effect of decreasing the market price of our Class A Common Stock, may adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Charter and Bylaw Provisions

Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a merger or other business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

(1) prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to certain exclusions; or

(3) on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines an “interested stockholder” as:

(1) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation;

(2) any entity or person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

(3) the affiliates or associates of any such entities or persons.

The provisions of Section 203 of the DGCL described above could have the following effects on us, among others:

(1) delaying, deferring or preventing a change in control;

(2) delaying, deferring or preventing the removal of existing management;

(3) deterring potential acquirers from making an offer to our stockholders; and

(4) limiting any opportunity of our stockholders to realize premiums over prevailing market prices of the common stock in connection with offers by potential acquirers.

This could be the case even if a majority of our stockholders might benefit from a change of control or offer.

Special Meetings of Stockholders. The Certificate of Incorporation provides that special meetings of the stockholders may be called by our board of directors, the Chairman of the Board, the Chief Executive Officer, or the lead independent director and not by stockholders.

No Action by Written Consent. The Certificate of Incorporation provides that all actions to be taken by holders of our common stock must be taken at a special or annual meeting, and not by written consent.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Classified Board; Election and Removal of Directors. Upon the conversion of all outstanding shares of our Class B Common Stock into Class A Common Stock, our board of directors will be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of such directors. The board of directors is authorized to assign members of the board of directors already in office to their respective class. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, once our board of directors is divided into three classes, the removal of any of our directors without cause will require the approval of at least 66 2/3% of the voting power of our then-outstanding shares of stock entitled to vote thereon, voting as a single class. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Conflicts of Interest. Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our non-employee directors. The Certificate of Incorporation provides that, to the fullest extent permitted by law, each of our directors who is not also one of our officers or employees (along with his or her respective affiliates) will have no duty to refrain from: (i) engaging in the same or similar activities or lines of business in which we or our affiliates now engage or in which we propose to engage; or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Amendment of Bylaws. The amendment, alteration, repeal or rescission of our bylaws by our stockholders requires approval by holders of at least 66 2/3% of the voting power of our then-outstanding voting stock, voting as a single class.

Amendment of Certificate of Incorporation. The amendment, repeal or rescission of the Certificate of Incorporation requires approval by holders of at least 66 2/3% of the voting power of our then-outstanding voting stock, voting as a single class.

Choice of Forum. The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Certificate of Incorporation, our bylaws or any action asserting a claim against us governed by the internal affairs doctrine.

Registration Rights Agreements

As described elsewhere in this prospectus, on the effective date of the Plan, we entered into the Registration Rights Agreements. On October 12, 2012, we consummated the Paulson Transaction, as described elsewhere in this prospectus. In connection with the Paulson Transaction, the agreements with the holders of the Class A Common Stock and the holders of the Convertible Preferred Stock and Class C Common Stock were amended to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto. In connection with the Common Stock Recapitalization described elsewhere in this prospectus, all of our previously outstanding shares of Class C Common Stock and Convertible Preferred Stock were converted into shares of Class A Common Stock. The Registration Rights Agreements continue to apply to shares of Class A Common Stock issued upon conversion of the shares of Class B Common Stock, Class C Common Stock and Convertible Preferred Stock, as applicable, as such shares of Class A Common Stock continue to qualify as “registrable securities” as defined in such agreements. Pursuant to the Registration Rights Agreements, we prepared and filed, at our expense, a registration statement covering the resale of certain shares of our capital stock issued in connection with the Plan, and we are further required to use commercially reasonable efforts to maintain an effective registration statement for a shelf registration covering such resale. We are also filing the registration statement of which this prospectus forms a part pursuant to such contractual obligations described above.

The Registration Rights Agreements do not provide for any cash penalties, liquidated damages or other specific penalties resulting from delays in registering the securities covered by each of the agreements. The holders of the securities covered by the Registration Rights Agreements have the right to pursue an injunction in order to prevent a breach and to enforce their rights under the Registration Rights Agreements. We may be required to pay reasonable legal fees and expenses incurred in connection with such enforcement proceedings.

Limitation of Liability and Indemnification Matters

We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

National Market Listing

Our Class A Common Stock is listed on the NYSE under the symbol “WLH.”

LEGAL MATTERS

Latham & Watkins LLP has issued an opinion with respect to the validity of the Class A Common Stock to be offered by this prospectus. If the shares of Class A Common Stock offered by this prospectus are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of William Lyon Homes as of December 31, 2012 and for the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through December 31, 2012, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report covering the December 31, 2012 consolidated financial statements contains an explanatory paragraph that states that we entered into a plan of reorganization and emerged from bankruptcy on February 24, 2012, as discussed in notes 2 and 3 to the consolidated financial statements. As a result of the reorganization, we applied fresh start accounting and the consolidated financial information for periods after the reorganization date is presented on a different cost basis than that for the periods before the reorganization and, therefore, is not comparable.

Our audited consolidated financial statements as of December 31, 2011 and for the two years then ended, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Windes & McClaughry Accountancy Corporation (currently known as Windes, Inc.), an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the reporting requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Materials that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov from which interested persons can electronically access reports, proxy statements and other information relating to SEC registrants, including our Company.

We have filed with the SEC a registration statement on Form S-3 with respect to the Class A Common Stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, and any prospectus supplement.

We maintain a website at www.lyonhomes.com. You may access our periodic reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference into, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. This prospectus incorporates by reference the following documents and reports:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2013;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2013;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2013;

•	our Current Reports on Form 8-K filed on March 5, 2013, March 8, 2013, April 29, 2013, May 3, 2013 (solely with respect to Item 5.07), May 10, 2013, May 28, 2013, August 8, 2013 (solely with respect to Items 1.01 and 2.03), October 25, 2013, and February 27, 2014; and

•	the description of our capital stock included in our registration statement on Form 8-A filed with the SEC on May 15, 2013 and any amendments or reports filed for the purpose of updating such description.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus. The information contained in any such document will automatically be considered part of this prospectus from the date the document is filed with the SEC. Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus or in the applicable prospectus supplement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of any documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

William Lyon Homes

Attention: Corporate Secretary

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Tel: (949) 833-3600

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

2,000,000 Shares

Class A Common Stock

Prospectus Supplement

Credit Suisse

August 13, 2015